Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202217

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares representing limited liability company interests	$500,000,000	$500,000,000	$58,100(1)
Units representing limited liability company interests(2)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	To be issued by Linn Energy, LLC. The units are being registered solely due to the co-registrant status of Linn Energy, LLC, for which no separate registration fee is required.

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 20, 2015)

LinnCo, LLC

Common Shares Representing Limited Liability Company Interests

Having an Aggregate Offering Price of up to $500,000,000

We have entered into an equity distribution agreement with Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as our sales agents, relating to the common shares representing limited liability company interests, or shares, offered by this prospectus supplement. In accordance with the terms of the equity distribution agreement, we may offer and sell shares having an aggregate offering price of up to $500,000,000 from time to time through one or more of the sales agents.

Sales of the shares, if any, will be made by means of ordinary brokers’ transactions through the facilities of The NASDAQ Global Select Market, or NASDAQ, any other national securities exchange or facility thereof, a trading facility of a national securities association or an alternate trading system, to or through a market maker or directly on or through an electronic communication network, a “dark pool” or any similar market venue, at market prices, in block transactions, or as otherwise agreed between us and one or more of the sales agents.

We will pay the applicable sales agent a fee that will not exceed 2.0% of the gross sales price per share sold through it as agent under the equity distribution agreement.

Under the terms of the equity distribution agreement, we also may sell shares to one or more of the sales agents as principal for its own account at a price agreed upon at the time of sale. If we sell shares to one or more of the sales agents as principal, we will enter into a separate terms agreement with the applicable sales agent, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

The sales agents are not required to sell any specific number or dollar amount of shares but will use their reasonable efforts, as our agents and subject to the terms of the equity distribution agreement, to sell the shares offered, as instructed by us. The offering of shares pursuant to the equity distribution agreement will terminate upon the earlier of (i) the sale of all shares subject to the equity distribution agreement and (ii) the termination of the equity distribution agreement by either the sales agents or us.

Our shares are listed on NASDAQ under the symbol “LNCO.” The last reported sale price of our shares on NASDAQ on February 19, 2015 was $12.01 per share.

Investing in our shares involves risk. Please read “Risk Factors” beginning on page S-3 of this prospectus supplement and page 2 of the accompanying prospectus and in the documents incorporated by reference carefully before you make your investment decision. Limited liability companies are inherently different from corporations.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Citigroup	Credit Suisse	J.P. Morgan	UBS Investment Bank

February 20, 2015

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus that we and Linn Energy, LLC, our affiliate, filed with the Securities and Exchange Commission, or SEC, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference prior to the date hereof, on the other hand, you should rely on the information in this prospectus supplement. Before you invest in our shares, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.” As used in this prospectus supplement, the terms “we,” “us,” “our,” or like terms refer to LinnCo, LLC, and the term “LINN Energy” refers to Linn Energy, LLC and its consolidated subsidiaries, unless the context otherwise requires.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, the documents we incorporate by reference and any free writing prospectus prepared by or on behalf of us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover or the date as of which information is given therein, as applicable. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents or the date as of which information is given therein, as applicable. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the shares offered hereunder, nor does this prospectus supplement or the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

We and LINN Energy file annual, quarterly and other reports and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any reports, statements or other information filed by us and LINN Energy at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Room of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The filings we and LINN Energy make with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

We and LINN Energy incorporate by reference information into this prospectus supplement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement. Any statement in this prospectus supplement or incorporated by reference into this prospectus supplement shall be automatically modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus supplement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. You should not assume that the information in this prospectus supplement is current as of any date other than the date on the front page of this prospectus supplement.

We and LINN Energy incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished

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under Items 2.02 or 7.01 in any Current Report on Form 8-K) on or after the date of this prospectus supplement and until the termination of this offering. These reports contain important information about us and LINN Energy, our and LINN Energy’s financial condition and our results of operations.

LinnCo, LLC SEC Filings	Linn Energy, LLC SEC Filings
• Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 20, 2015;	• Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 19, 2015;

• The portions of the Definitive Proxy Statement on Schedule 14A that were deemed filed with the SEC on March 12, 2014; and	• The portions of the Definitive Proxy Statement on Schedule 14A that were deemed filed with the SEC on March 12, 2014;

• The description of our shares contained in our registration statement on Form 8-A, filed on October 9, 2012.	• Current Reports on Form 8-K, filed on September 2, 2014 and February 19, 2015; and
• The description of LINN Energy’s units representing limited liability company interests, or LINN Units, contained in LINN Energy’s registration statement on Form 8-A, filed on January 12, 2006.

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us or LINN Energy at the following address or phone number:

LinnCo, LLC Investor Relations 600 Travis, Suite 5100 Houston, Texas 77002 (281) 840-4000	Linn Energy, LLC Investor Relations 600 Travis, Suite 5100 Houston, Texas 77002 (281) 840-4000

We and LINN Energy also make available free of charge on our internet website at www.linnco.com and www.linnenergy.com, respectively, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Definitive Proxy Statements on Schedule 14A and our Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we and LINN Energy electronically file such material with, or furnish it to, the SEC. Information contained on or accessible through our website is not incorporated by reference into this prospectus supplement and you should not consider information contained on or accessible through our website as part of this prospectus supplement.

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SUMMARY

This summary highlights information included or incorporated by reference elsewhere in this prospectus supplement. It does not contain all of the information that you should consider before making an investment decision. We urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the historical financial statements and pro forma financial information and notes thereto incorporated by reference. Please read “Risk Factors” in this prospectus supplement, the accompanying prospectus, in our and LINN Energy’s most recent Annual Reports on Form 10-K filed with the SEC and in any subsequently filed Quarterly Reports on Form 10-Q filed with the SEC for more information about important risks that you should consider before investing in the shares. DeGolyer and MacNaughton, independent petroleum engineers, provided the estimates of LINN Energy’s proved oil and natural gas reserves as of December 31, 2012, 2013 and 2014 incorporated by reference into this prospectus supplement. As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires or indicates, the terms “we,” “us,” “our,” or like terms refer to LinnCo, LLC, and the term “LINN Energy” refers to Linn Energy, LLC and its consolidated subsidiaries (which does not include us), unless the context otherwise requires.

LinnCo, LLC

We are a Delaware limited liability company formed on April 30, 2012, under the Delaware Limited Liability Company Act. Our initial sole purpose was to own LINN Units. In connection with the acquisition of Berry Petroleum Company, now Berry Petroleum Company, LLC, or Berry, in December 2013, we amended our limited liability company agreement to permit, among other things, the acquisition and subsequent transfer of assets to LINN Energy for consideration received. As of December 31, 2014, we had no significant assets or operations other than those related to our interest in LINN Energy. LINN Energy is an independent oil and natural gas company that trades on the NASDAQ under the symbol “LINE.”

Our success is dependent upon the operation and management of LINN Energy and its resulting performance and its ability to make cash distributions on its units. At December 31, 2014, we owned approximately 39% of LINN Energy’s outstanding units. At December 31, 2014, LINN Energy owned our sole voting share and all of our common shares were held by the public.

Linn Energy, LLC

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is an independent oil and natural gas company that began operations in March 2003 and completed its initial public offering in January 2006. LINN Energy’s properties are located in the United States, in the Rockies, the Hugoton Basin, California, east Texas and north Louisiana, the Mid-Continent, the Permian Basin, Michigan/Illinois and south Texas.

Principal Offices

Our principal executive offices and the principal executive offices of LINN Energy are located at 600 Travis, Suite 5100, Houston, Texas 77002, and our main telephone number is (281) 840-4000. Our internet address is www.linnco.com. LINN Energy’s internet address is www.linnenergy.com. The information on or accessible through our or LINN Energy’s website is not a part of this prospectus supplement.

The Offering

Shares Offered	Shares with an aggregate sales price of up to $500 million.

Use of Proceeds	We intend to use the net proceeds from this offering, after deducting the sales agents’ commission, to purchase from LINN Energy a number of LINN Units equal to the number of shares sold in this offering. LINN Energy will pay the expenses of this offering. LINN Energy will use the proceeds it receives from the sale of LINN Units for general corporate purposes, which may include, among other things, capital expenditures, acquisitions and the repayment of debt. Affiliates of each of the sales agents are lenders under LINN Energy’s existing credit facilities. If LINN Energy uses any proceeds from the sale of LINN Units to repay borrowings under its existing credit facilities, such affiliates will receive such proceeds. Please read “Use of Proceeds.”

Timing of Dividends	We will pay dividends on our shares of the cash we receive as distributions in respect of our LINN Units, net of reserves for income taxes payable by us, within five business days after we receive such distributions. LINN Energy pays distributions on its units either (i) within 45 days after March 31, June 30, September 30 and December 31, or (ii) in three equal installments within 15, 45 and 75 days following the end of each such quarter to holders of record of LINN Units on the applicable record date.

Risk Factors	An investment in our shares involves risk. Please read “Risk Factors” in this prospectus supplement, the accompanying prospectus, in our and LINN Energy’s most recent Annual Report on Form 10-K filed with the SEC and in any subsequently filed Quarterly Reports on Form 10-Q filed with the SEC. Realization of any of those risks could have a material adverse effect on our business, financial condition, cash flows and results of operations. In that case, the trading price of our shares could decline and you could lose all or part of your investment.

NASDAQ Trading Symbol	LNCO.

RISK FACTORS

An investment in our shares involves risks. You should carefully consider all of the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and provided under “Where You Can Find More Information,” including under “Risk Factors” in this prospectus supplement, the accompanying prospectus, our and LINN Energy’s most recent Annual Reports on Form 10-K and our and LINN Energy’s other filings with the SEC. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements” in the accompanying prospectus and “Business—Cautionary Statement Regarding Forward-Looking Statements” in our and LINN Energy’s most recent Annual Report on Form 10-K. The actual results of us and LINN Energy could differ materially from those anticipated in the forward-looking statements as a result of many factors, including the risks described in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference. If any of these risks actually were to occur, our business, financial condition, results of operations or cash flows could be affected materially and adversely. In that case, our ability to make distributions to our shareholders may be reduced, the trading price of our shares could decline and you could lose all or part of your investment.

Risks Relating to the Shares

LINN Energy may issue additional units or other classes of units without your or our approval and we may issue additional shares, which would dilute our direct and your indirect ownership interest in LINN Energy and your ownership interest in us.

LINN Energy’s limited liability company agreement does not limit the number of additional limited liability company interests, including interests that rank senior to the LINN Units, that it may issue at any time without the approval of its unitholders, including us. The issuance by LINN Energy of additional LINN Units or other equity securities of equal or senior rank will have the following effects:

•	our proportionate ownership in LINN Energy may decrease;

•	the amount of cash available for distribution on each LINN Unit may decrease, resulting in a decrease in the amount of cash available to pay dividends to you;

•	the relative voting power of each previously outstanding unit, including the LINN Units we hold and vote in accordance with the vote of our shareholders, will be reduced; and

•	the market price of the LINN Units may decline, resulting in a possible decline in the market price of our shares and possible impairment of our assets.

In addition, our limited liability company agreement does not limit the number of additional shares that we may issue at any time without your approval. The issuance by us of additional shares will have the following effects:

•	your proportionate ownership interest in us will decrease;

•	the relative voting power of each previously outstanding share you own will be reduced; and

•	the market price of our shares may decline.

The market price of our shares could be volatile due to a number of factors, many of which are beyond our control.

The market price of our shares could be subject to wide fluctuations in response to a number of factors, most of which we cannot control, including:

•	the trading price of LINN Units;

•	the level of LINN Energy’s distributions and our dividends;

•	variations in LINN Energy’s quarterly results of operations or those of other oil and natural gas companies;

•	changes in securities analysts’ recommendations and their estimates of our and LINN Energy’s financial performance;

•	the public’s reaction to our and LINN Energy’s press releases, announcements and our and LINN Energy’s filings with the SEC;

•	fluctuations in broader securities market prices and volumes, particularly among securities of oil and natural gas companies and securities of publicly traded limited partnerships and limited liability companies;

•	changes in market valuations of similar companies;

•	departures of key personnel;

•	commencement of or involvement in litigation;

•	future issuances and sales of our shares; and

•	changes in general conditions in the U.S. economy, financial markets or the oil and natural gas industry, including the market price for commodities.

In recent years, the securities market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. Future market fluctuations may result in a lower price of our shares.

USE OF PROCEEDS

We intend to use the net proceeds of this offering, after deducting the sales agents’ commission, to purchase from LINN Energy a number of LINN Units equal to the number of shares sold in this offering. The per unit price we will pay for such LINN Units will be equal to the net proceeds we receive on a per share basis. LINN Energy will pay the expenses of this offering. LINN Energy will use the proceeds it receives from the sale of LINN Units for general corporate purposes, which may include, among other things, capital expenditures, acquisitions and the repayment of debt.

Affiliates of each of the sales agents are lenders under LINN Energy’s existing credit facilities. If LINN Energy uses any proceeds from the sale of LINN Units to us to repay borrowings under its existing credit facilities, such affiliates will receive such proceeds. LINN Energy’s Sixth Amended and Restated Credit Agreement, or the LINN Credit Facility, matures in April 2019. At LINN Energy’s election, interest on borrowings under the LINN Credit Facility is determined by reference to either the London Interbank Offered Rate, or LIBOR, plus an applicable margin between 1.5% and 2.5% per annum (depending on the then-current level of borrowings under the LINN Credit Facility) or the alternate base rate plus an applicable margin between 0.5% and 1.5% per annum (depending on the then-current level of borrowings under the LINN Credit Facility). Berry’s Second Amended and Restated Credit Agreement, or the Berry Credit Facility, matures in April 2019. At Berry’s election, interest on borrowings under the Berry Credit Facility is determined by reference to either the LIBOR plus an applicable margin between 1.5% and 2.5% per annum (depending on the then-current level of borrowings under the Berry Credit Facility) or a Base Rate (as defined in the Berry Credit Facility) plus an applicable margin between 0.5% and 1.5% per annum (depending on the then-current level of borrowings under the Berry Credit Facility). For a detailed description of LINN Energy’s existing credit facilities, please read “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included in LINN Energy’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement

MATERIAL TAX CONSEQUENCES

The tax consequences to you of an investment in our shares will depend in part on your own tax circumstances. Please read “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus for a discussion of the principal U.S. federal income tax considerations associated with the purchase, ownership and disposition of our shares. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences peculiar to your circumstances.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as sales agents, under which we may issue and sell shares having an aggregate offering price of up to $500 million from time to time. We will file the equity distribution agreement as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference in this prospectus supplement. Sales, if any, of shares made under the equity distribution agreement will be made by means of ordinary brokers’ transactions through the facilities of NASDAQ, any other national securities exchange or facility thereof, a trading facility of a national securities association or an alternate trading system, to or through a market maker or directly on or through an electronic communication network, a “dark pool” or any similar market venue, at market prices, in block transactions, or as otherwise agreed upon by the sales agents and us. As an agent, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC will not engage in any transactions that stabilize the price of our shares.

Under the terms of the equity distribution agreement, we also may sell shares to any sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell shares to a sales agent as principal, we will enter into a separate terms agreement with the sales agent and we will describe this agreement in a separate prospectus supplement.

We will designate the maximum amount of shares to be sold through the applicable sales agent on a daily basis or otherwise as we and such sales agent agree and the minimum price per share at which such shares may be sold. Subject to the terms and conditions of the equity distribution agreement, the applicable sales agent will use its reasonable efforts to sell on our behalf all of the designated shares. We may instruct such sales agent not to sell shares if the sales cannot be effected at or above the price designated by us in any such instruction. We or the sales agents may suspend the offering of shares by notifying the other party.

The applicable sales agent will provide to us written confirmation following the close of trading on the NASDAQ each day in which shares are sold under the equity distribution agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share and the proceeds to us (after regulatory transaction fees, if any). We will report at least quarterly the number of shares sold through the sales agents under the equity distribution agreement, the proceeds to us (before expenses) and the compensation paid by us to the sales agents in connection with the sales of the shares.

We will pay each sales agent a commission of up to 2.0% of the gross sales price per share of shares sold through it as our agent under the equity distribution agreement. We plan to report the remaining expenses of the offering payable by us, other than such commissions, on the appropriate periodic report filed with the SEC under the Exchange Act.

Under the equity distribution agreement, we have agreed to reimburse the sales agents for a portion of their out-of-pocket expenses if we do not offer and sell shares having an aggregate offering price above an agreed threshold.

Settlement for sales of shares will occur on the third business day following the date on which any sales were made in return for payment of the proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The sales agents will act as sales agents on a reasonable efforts basis. In connection with the sale of the shares on our behalf, each of the sales agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and the compensation of the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

The sales agents and their respective affiliates have engaged, and may in the future engage, in commercial and investment banking transactions with us or LINN Energy in the ordinary course of business. In addition, affiliates of the sales agents are lenders under LINN Energy’s existing credit facilities. Pursuant to the credit agreements governing LINN Energy’s credit facilities, LINN Energy has agreed to indemnify the lenders under such agreements, including such affiliates of the sales agents, against a variety of liabilities and to reimburse certain expenses. Additionally, if LINN Energy uses any of the proceeds it receives from the sale of LINN Units to us to repay borrowings under its existing credit facilities, such affiliates of the sales agents will receive such proceeds. See “Use of Proceeds.”

The offering of shares pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all shares subject to the agreement or (2) the termination of the equity distribution agreement.

LEGAL MATTERS

The validity of the shares will be passed upon for us by our counsel, Baker Botts L.L.P., Houston, Texas. The validity of the shares will be passed upon for the sales agents by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

LinnCo, LLC

The balance sheets of LinnCo, LLC as of December 31, 2014 and 2013, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, and for the period from April 30, 2012 (inception) to December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Linn Energy, LLC

The consolidated financial statements of Linn Energy, LLC as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the assets acquired from Devon Energy Corporation for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain estimates of LINN Energy, LLC’s proved oil and natural gas reserves incorporated by reference herein were based in part upon an engineering report prepared by DeGolyer and MacNaughton, independent petroleum engineers. These estimates are incorporated by reference herein in reliance on the authority of such firm as an expert in such matters.

PROSPECTUS

LinnCo, LLC

Common Shares Representing Limited Liability Company Interests

LinnCo, LLC may offer and sell from time to time common shares representing limited liability company interests (“shares”) under this prospectus. We may offer and sell these shares through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of shares will describe in detail the plan of distribution for that offering. We will provide specific terms of the offering and sale of shares in supplements to this prospectus. These terms will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, risk factors and the agents, dealers or underwriters, if any, to be used in connection with the sale of shares. The supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest.

Our shares are traded on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “LNCO.”

Investing in our shares involves risk. Limited liability companies are inherently different from corporations. You should carefully consider the risk factors on page 2 of this prospectus and in the applicable prospectus supplement or any of the documents we incorporate by reference before you make any investment in our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 20, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we and our affiliate, Linn Energy, LLC, filed with the U.S. Securities and Exchange Commission (“SEC”). Proceeds from the sale of any shares registered hereby will be used to purchase from Linn Energy, LLC its units representing limited liability company interests (“LINN Units”). See “Use of Proceeds.” By using a shelf registration statement, we may sell from time to time in one or more offerings an unlimited number of the shares described in this prospectus. For further information about us and LINN Energy, LLC and the shares to be sold, you should refer to our registration statement and its exhibits. The registration statement can be obtained from the SEC as described below under the heading “Where You Can Find More Information.” As used in this prospectus, the terms “we,” “us,” “our,” or like terms refer to LinnCo, LLC, and the term “LINN Energy” refers to Linn Energy, LLC and its consolidated subsidiaries (which does not include us), unless the context otherwise requires.

This prospectus provides you with a general description of the shares we may offer. Each time we sell shares, we will provide a prospectus supplement that contains more specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information included in our and LINN Energy’s reports, proxy statements and other information filed with the SEC. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

You should rely only on information contained or incorporated by reference in this prospectus and any applicable prospectus supplement, any written communications from us or any “free writing prospectus” we may authorize to be delivered to you. We have not authorized anyone to provide different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in or incorporated by reference into this prospectus, any prospectus supplement or any free writing prospectus we may authorize to be delivered to you is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

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WHERE YOU CAN FIND MORE INFORMATION

We and LINN Energy file annual, quarterly and other reports and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any reports, statements or other information filed by us and LINN Energy at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Room of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The filings we and LINN Energy make with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

We and LINN Energy incorporate by reference information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We and LINN Energy incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K) on or after the date of this prospectus and until the termination of this offering. These reports contain important information about us and LINN Energy, including our and LINN Energy’s financial conditions and results of operations.

LinnCo, LLC SEC Filings	Linn Energy, LLC SEC Filings

• Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 20, 2015;	• Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 19, 2015; and

• The portions of the Definitive Proxy Statement on Schedule 14A that were deemed filed with the SEC on March 12, 2014; and	• The portions of the Definitive Proxy Statement on Schedule 14A that were deemed filed with the SEC on March 12, 2014;

• The description of our shares contained in our registration statement on Form 8-A, filed on October 9, 2012.	• Current Reports on Form 8-K filed on September 2, 2014 and February 19, 2015; and

• The description of the LINN Units contained in LINN Energy’s registration statement on Form 8-A, filed on January 12, 2006.

You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us or LINN Energy at the following address or phone number:

LinnCo, LLC Investor Relations 600 Travis, Suite 5100 Houston, Texas 77002 (281) 840-4000	Linn Energy, LLC Investor Relations 600 Travis, Suite 5100 Houston, Texas 77002 (281) 840-4000

We and LINN Energy also make available free of charge on our internet websites at http://www.linnco.com and http://www.linnenergy.com, respectively, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Definitive Proxy Statements on Schedule 14A and our Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we and LINN Energy electronically file such material with, or furnish it to, the SEC. Information contained on or accessible through our website or LINN Energy’s website is not incorporated by reference into this prospectus and you should not consider information contained on or accessible through our website or LINN Energy’s website as part of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Because substantially all of our assets consist of our interest in LINN Energy through our ownership of LINN Units, these risks and uncertainties primarily relate to LINN Energy’s business, which include the following:

•	business strategy;

•	acquisition strategy;

•	financial strategy;

•	effects of legal proceedings;

•	ability to maintain or grow distributions;

•	drilling locations;

•	oil, natural gas and natural gas liquid (“NGL”) reserves;

•	realized oil, natural gas and NGL prices;

•	production volumes;

•	capital expenditures;

•	economic and competitive advantages;

•	credit and capital market conditions;

•	regulatory changes;

•	lease operating expenses, general and administrative expenses and development costs;

•	future operating results, including results of acquired properties;

•	plans, objectives, expectations and intentions;

•	taxes; and

•	integration of acquired businesses and operations, which may take longer than anticipated, may be more costly than anticipated as a result of unexpected factors or events and may have an unanticipated adverse effect on LINN Energy’s business.

All of these types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements. These forward-looking statements may be found in the “Summary,” “Risk Factors,” and other sections of this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this prospectus and the documents incorporated herein by reference are largely based on our expectations and the expectations of LINN Energy, which reflect estimates and assumptions made by our management and LINN Energy’s management. These estimates and assumptions reflect management’s best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. We caution all readers that the forward-looking statements contained in this prospectus and the documents incorporated herein by reference are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking statements or events will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in this prospectus or any prospectus supplement and in the reports and other information we and LINN Energy file with the SEC, including those set forth under Item 1A. “Risk Factors” of our and LINN Energy’s Annual Reports on Form 10-K for the year ended December 31, 2014 and in any subsequently filed quarterly or annual reports. These forward-looking statements speak only as of the date made, and other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

v

OVERVIEW

LinnCo, LLC

We are a Delaware limited liability company formed on April 30, 2012, under the Delaware Limited Liability Company Act. Our initial sole purpose was to own LINN Units. In connection with the acquisition of Berry Petroleum Company, now Berry Petroleum Company, LLC (“Berry”) in December 2013, we amended our limited liability company agreement to permit, among other things, the acquisition and subsequent transfer of assets to LINN Energy for consideration received. As of December 31, 2014, we had no significant assets or operations other than those related to our interest in LINN Energy. LINN Energy is an independent oil and natural gas company that trades on the NASDAQ under the symbol “LINE.”

Our success is dependent upon the operation and management of LINN Energy, including its resulting performance and its ability to make cash distributions on its units. At December 31, 2014, we owned approximately 39% of LINN Energy’s outstanding units. At December 31, 2014, LINN Energy owned 100% of our sole voting share and all of our common shares were held by the public.

We have elected to be treated as a corporation for U.S. federal income tax purposes. Because we are treated as a corporation for U.S. federal income tax purposes, an owner of our shares will not report on its U.S. federal income tax return any of our items of income, gain, loss and deduction relating to an investment in us.

Within five business days after receiving a cash distribution related to our interest in LINN Units, we are required to pay the cash received, net of reserves for our income tax liability (“tax reserve”), if any, as dividends to our shareholders. The amount of the tax reserve is calculated on a quarterly basis and is determined based on the estimated tax liability for the entire year. The current tax reserve can be increased or reduced, at management’s discretion, to account for the over/(under) tax reserve previously recorded. Because the tax reserve is an estimate, upon filing the annual tax returns, if the actual amount of tax due is greater or less than the total amount of tax reserved, the subsequent tax reserve, at management’s discretion, could be adjusted accordingly. Any such adjustments are subject to approval by our board of directors.

LINN Energy has agreed to provide to us, or to pay on our behalf, any legal, accounting, tax advisory, financial advisory and engineering fees, printing costs or other administrative and out-of-pocket expenses incurred by us, along with any other expenses incurred in connection with any public offering of shares or incurred as a result of being a publicly traded entity. These expenses include costs associated with annual, quarterly and other reports to holders of our shares, tax return and Form 1099 preparation and distribution, NASDAQ listing fees, printing costs, independent auditor fees and expenses, legal counsel fees and expenses, limited liability company governance and compliance expenses and registrar and transfer agent fees. In addition, LINN Energy has agreed to indemnify us and our officers and directors for damages suffered or costs incurred (other than income taxes payable by us) in connection with carrying out our activities. Because all general and administrative expenses and certain offering costs requiring cash payments are actually paid by LINN Energy on our behalf, we do not disburse any cash.

Linn Energy, LLC

LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is an independent oil and natural gas company that began operations in March 2003 and completed its initial public offering in January 2006. LINN Energy’s properties are located in the United States, in the Rockies, the Hugoton Basin, California, east Texas and north Louisiana, the Mid-Continent, the Permian Basin, Michigan/Illinois and south Texas.

Principal Offices

Our principal executive offices and the principal executive offices of LINN Energy are located at 600 Travis, Suite 5100, Houston, Texas 77002, and our phone number is (281) 840-4000. Our internet address is www.linnco.com. LINN Energy’s internet address is www.linnenergy.com. The information on or accessible through our or LINN Energy’s website is not a part of this prospectus.

RISK FACTORS

An investment in our shares involves risks. You should carefully consider all of the information contained in this prospectus, the applicable prospectus supplement and the documents incorporated by reference and provided under “Where You Can Find More Information,” including under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our and LINN Energy’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Our and LINN Energy’s actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors, including the risks described in this prospectus, in the applicable prospectus supplement and in the documents incorporated by reference. If any of the risks discussed in the foregoing documents were actually to occur, our and LINN Energy’s business, financial condition, results of operations or cash flows could be affected materially and adversely. In that case, LINN Energy’s ability to make distributions in respect of LINN Units and thus our ability to pay dividends to our shareholders may be reduced, the trading price of our shares could decline and you could lose all or part of your investment.

USE OF PROCEEDS

Unless we specify otherwise in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of shares offered by this prospectus and the accompanying prospectus supplement for the purchase from LINN Energy of additional LINN Units. Unless otherwise specified in the applicable prospectus supplement, LINN Energy intends to use the net proceeds from the sale of LINN Units for general corporate purposes. General corporate purposes may include the repayment of debt, additions to working capital, development and exploration expenditures or the financing of acquisitions of oil and natural gas properties and related assets. Unless otherwise noted in the applicable prospectus supplement, LINN Energy will pay for certain offering expenses related to the offering and sale of our shares.

DESCRIPTION OF THE SHARES

Our shares represent limited liability company interests in us. The holders of shares are entitled to receive dividends and exercise the rights or privileges available to shareholders under our limited liability company agreement. As of January 31, 2015, we had 128,544,174 shares outstanding.

Dividends

We will pay dividends on our shares of the cash we receive as distributions in respect of our LINN Units, net of reserves for income taxes payable by us, within five business days after we receive such distributions. If distributions are made on the LINN Units other than in cash, we will pay a dividend on our shares in substantially the same form, provided that we will sell a portion of such distribution to reserve for income taxes payable by us, as determined by our board of directors, and provided further that if LINN Energy makes a distribution on the LINN Units in the form of additional LINN Units, we will issue and distribute an equal number of additional shares to our shareholders such that, immediately following such distributions, the number of our shares outstanding is equal to the number of LINN Units that we hold.

Issuance of Additional Shares

Our limited liability company agreement authorizes us to issue an unlimited number of additional shares and voting shares of existing classes of our shares for the consideration and on the terms and conditions determined by our board of directors, and to make awards of common and derivative securities pursuant to employee benefit plans, without the approval of our shareholders. Our shareholders will not have preemptive rights to acquire additional shares or other securities of ours.

Maintenance of Ratio of Shares to LINN Units

Our limited liability company agreement provides that the number of our outstanding shares will at all times equal the number of LINN Units we own and that, in connection with any offering of our shares (whether public or private and including any shares used as consideration in any acquisition by us), LINN Energy must sell to us a number of LINN Units equal to or greater than the number of such shares to be sold. Additionally, in connection with any such offering, our board of directors may elect, in its discretion, to purchase from LINN Energy a greater number of LINN Units than the number of shares sold in such offering for an amount equal to or less than the proceeds from such offering (which means net cash proceeds after deducting underwriting discounts and commission and any structuring fee, plus any properties or assets received by us in such offering). If there is a change in the number of LINN Units we own, we will issue to all shareholders a share dividend or effect a share split or combination to provide that at all times the number of shares outstanding equals the number of LINN Units we own. In addition, if we make any award of common or derivative securities in connection with any employee benefit plan, LINN Energy will sell to us, upon the earlier of the issuance of such shares or the exercise or vesting of such derivative shares, an equal or greater number of LINN Units for the same consideration, if any, we receive from the award recipient. In the event of a share repurchase, LINN Energy would agree to purchase an equal number of LINN Units from us, or take any other such action as may be reasonable, to maintain the one-to-one ratio of our shares to LINN Units.

Voting Rights

The shares are not entitled to vote on the election of our directors. LINN Energy owns the voting share entitled to vote to elect our directors and will elect all of our directors. Owners of our shares will vote only on specified matters, including (i) creation of additional classes of shares, (ii) certain amendments, alterations, repeals or waivers of provisions of our limited liability company agreement, (iii) certain amendments to the Omnibus Agreement (as defined below) , (iv) a merger or sale, exchange or other disposition of all or substantially all of our assets, except in connection with a Terminal Transaction, as defined in “—Terminal Transactions Involving LINN Energy” below, or to effect a mere change in legal form, and (v) an election to dissolve us by our board of directors.

As a holder of LINN Units, we are entitled to vote on all matters on which holders of LINN Units are entitled to vote, which provides our shareholders the ability to indirectly influence LINN Energy’s management. We will submit to a vote of our shareholders any matter submitted to us by LINN Energy for a vote of holders of LINN Units. We will vote LINN Units in the same manner that our shareholders vote (or refrain from voting) their shares for or against a proposal, including non-votes or abstentions.

Exchange Listing

Our shares are traded on the NASDAQ under the symbol “LNCO.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company is our transfer agent and serves as registrar and transfer agent for the shares. We pay all fees charged by the transfer agent for transfers of shares (which are reimbursed by LINN Energy pursuant to the terms of the Omnibus Agreement), except the following fees that will be paid by shareholders:

•	surety bond premiums to replace lost or stolen certificates;

•	taxes and other governmental charges;

•	special charges for services requested by a holder of a share; and

•	other similar fees or charges.

There will be no charge to holders for disbursements of our cash dividends. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Shares

By acceptance by us of a transfer of shares in accordance with our limited liability company agreement, each transferee of shares shall be admitted as a shareholder with respect to the shares transferred when such transfer and admission is reflected on our books and records with or without execution of our limited liability company agreement. Additionally, each transferee of shares:

•	becomes the record holder of such shares;

•	is deemed to agree to be bound by the terms and conditions of, and is deemed to have executed and delivered our limited liability company agreement;

•	represents that the transferee has the capacity, power and authority to enter into the limited liability company agreement;

•	grants powers of attorney to our officers and any liquidator of our company as specified in the limited liability company agreement; and

•	makes the consents and waivers contained in our limited liability company agreement.

Until a share has been transferred on our books and records, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the share as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Omnibus Agreement

Concurrent with our initial public offering, we entered into an omnibus agreement with LINN Energy (the “Omnibus Agreement”) pursuant to which LINN Energy provides us with certain financial, legal, accounting, tax advisory, financial advisory and engineering services and pays on our behalf, or reimburses us, for any expenses we incur in connection with securing these services from third parties, as well as printing costs and other administrative and out-of-pocket expenses, along with any expenses we incur in connection with any offering of our shares or as a result of being a publicly traded entity, including costs associated with annual, quarterly and other reports to our shareholders, tax return and Form 1099 preparation and distribution, NASDAQ listing fees, independent auditor fees and registrar and transfer agent fees. Pursuant to the Omnibus Agreement, LINN Energy also provides us with cash management services, including treasury services with respect to the payment of dividends and allocation of reserves for taxes. These cash management services are intended to optimize the use of our cash on hand and to reduce the likelihood of a change in the amount of any dividend paid to our shareholders across periods other than as a result of any change in the amount of distributions paid by LINN Energy. In addition, pursuant to the terms thereunder, LINN Energy indemnifies us, as well as our officers, directors, employees, agents and representatives for damages suffered or costs incurred (other than income taxes payable by us) in connection with carrying out our activities.

Our Limited Liability Company Agreement

The following is a summary of the material provisions of our limited liability company agreement.

We summarize the following provisions of our limited liability company agreement elsewhere in this prospectus:

•	with regard to dividends, please read “—Dividends.”

•	with regard to issuances of additional shares, please read “—Issuance of Additional Shares.”

•	with regard to the transfer of shares, please read “—Transfer of Shares.”

Organization

LinnCo, LLC was as formed in April 2012 and will remain in existence unless and until dissolved, wound up and terminated in accordance with our limited liability company agreement.

Purpose

Our purpose is to acquire, hold, transfer and otherwise dispose of LINN Units and any cash or other securities or property distributed to us in respect of our ownership of LINN Units, to exercise all the rights and powers conferred upon us as a holder of LINN Units, and to take any other action permitted by our board of directors.

U.S. Federal Income Tax Status as a Corporation

We have elected to be treated as a corporation for U.S. federal income tax purposes.

Shareholders

LINN Energy is our founding member and owns our sole voting share. Our other members are the owners of common shares. LINN Energy, as the holder of our sole voting share, will have the sole right to elect our directors.

Capital Contributions

Shareholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

The Delaware Limited Liability Company Act (“LLC Act”) provides that a shareholder who receives a distribution and knew at the time of the distribution that the distribution was in violation of the LLC Act will be liable to us for the amount of the distribution for three years from the date of the distribution. Under the LLC Act, we may not make a distribution to a shareholder if, after the distribution, all of our liabilities, other than liabilities to shareholders in respect of their shares and liabilities for which the recourse of creditors is limited to specific property of ours, would exceed the fair value of our assets. For the purpose of determining the fair value of our assets, the LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in our assets only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the LLC Act, an assignee who becomes a shareholder is liable for the obligations of his assignor to make contributions to us, except that the assignee is not obligated for liabilities unknown to him at the time he became a shareholder and that could not be ascertained from our limited liability company agreement.

Board of Directors

Our business and affairs will be managed by or under the direction of a board of directors. Members of the board will be elected, and may be removed, solely by the owner of the voting share, which is currently LINN Energy. Our board of directors currently consists of six directors. The authority and function of the board of directors will be identical to the authority and functions of a board of directors of a corporation organized under the General Corporation Law of the State of Delaware (“DGCL”) although the directors’ fiduciary duties will be limited as described in “—Fiduciary Duties.”

The board will hold regular meetings from time to time and special meetings at any time as may be necessary. Regular meetings may be held without notice on dates set by the board from time to time. Special meetings of the board may be called on 24 hours’ notice to each director upon request of the chairman of the board, or upon the written request of any three directors to our secretary. A quorum for a regular or special meeting will exist when a majority of the directors are participating in the meeting either in person or by conference telephone or video conference. Any action required or permitted to be taken at a meeting may be taken without a meeting, without prior notice and without a vote if all of the directors then in office sign a written consent authorizing the action.

The board can establish committees composed of one or more directors and can delegate power and authority without limitation to these committees. We currently have an audit committee (the “Audit Committee”) composed of independent directors.

Officers and Employees

The board can appoint and terminate officers with or without cause at any time as it may determine. The board can delegate power and authority of any officer to any other officer or agent. The authority and functions of our officers are identical to the authority and functions of officers of a corporation organized under the DGCL, except with respect to fiduciary duties. LINN Energy’s employees provide us with services required for our operation and administration. The costs of these services are borne by LINN Energy.

Fiduciary Duties

Our limited liability company agreement has modified, waived and limited fiduciary duties of our directors and officers that would otherwise apply at law or in equity and replaced such duties with a contractual duty requiring our directors and officers to act in good faith. For purposes of our limited liability company agreement, a person shall be deemed to have acted in good faith if the person subjectively believes that the action or omission of action is in, or not opposed to, our best interests. In addition, any action or omission of action shall be deemed to be in, or not opposed to, the best interests of us and our shareholders if the director or officer taking such action or omission of action subjectively believed that such action or omission of action is in, or not opposed to, the best interest of LINN Energy and all its unitholders, taken together.

In taking (or refraining from taking) any action or making any recommendation to our shareholders, our directors and officers, in determining whether such action or recommendation is in the best interest of us and our shareholders, will be permitted, but not required, to take into account the totality of the relationship between LINN Energy and us. In addition, when acting in their individual capacities or as officers or directors of LINN Energy or any affiliate of LINN Energy, our directors will not be required to act in good faith and will not be obligated to take into account the interests of us or our shareholders when taking (or refraining from taking) any action or making any recommendation.

Our limited liability company agreement permits our directors and affiliates of our directors to engage in outside business interests or activities in preference to or to the exclusion of us and to engage in business interests that directly compete with us, provided that the affiliate or director does not engage in such competing businesses as a result of or using confidential information provided by or on behalf of us to such director. Additionally, our directors do not have any contractual obligation or express or implied legal duty to present business opportunities to us that become available to their affiliates, and neither we nor any of our shareholders have any rights in any business ventures of a director, and the pursuit of any such ventures, even if in competition with us, are not a breach of any duty of such director otherwise existing at law, in equity or otherwise.

Capital Structure

Our present capital structure consists of two classes of shares: (1) the common shares, which are the class of shares being sold pursuant to the registration statement of which this prospectus is a part; and (2) the voting shares, of which there is currently one share outstanding, held by LINN Energy. We are authorized to issue an unlimited number of additional voting shares and common shares. Additional classes or series of securities may be created with the approval of the board, provided that any such additional class or series must be approved by a vote of holders of a majority of our outstanding common shares and by the holder(s) of our voting share(s), voting as separate classes. Our shareholders will not have preemptive or preferential rights to acquire additional shares or other securities of us.

Dissolution and Winding Up

We will be dissolved and wound up only: (1) upon entry of a judicial decree of dissolution in accordance with the LLC Act, (2) upon an election by our board of directors that is approved by the owner(s) of the voting share(s) and by the holders of a majority of the outstanding common shares, voting as separate classes, (3) if we cease to own any LINN Units (whether as a result of a merger of LINN Energy or otherwise) and the owner(s) of the voting share(s) approve such dissolution, (4) in the event of a sale or other disposition of all or substantially all of our assets other than in connection with certain non-cash mergers involving LINN Energy, (5) if at any time we have no members, unless a member is admitted to us and we are continued without dissolution in accordance with the LLC Act, (6) a merger of LINN Energy in which securities of another entity are exchanged for all of the outstanding LINN Units, unless (a) LINN Energy’s successor is treated as a partnership for U.S. federal income tax purposes and (b) such successor agrees in writing to assume LINN Energy’s obligations under our limited liability company agreement and the Omnibus Agreement, (7) if we are required to tender all of our LINN Units upon an election by a person to purchase all of the outstanding LINN Units pursuant to the limited call right provided in LINN Energy’s limited liability company agreement or any similar provision applicable to LINN Units or (8) the sale by LINN Energy of all or substantially all of its assets in one or more transactions for cash and a distribution of such cash to LINN Energy unitholders. In the event that we are dissolved, our affairs will be wound up and all our remaining assets, after payments to creditors and satisfaction of other obligations, will be distributed to the holders of the outstanding shares.

Non-Citizen Assignee; Redemption

If we or LINN Energy becomes subject to federal, state or local laws or regulations that, in the reasonable determination of our board of directors, create a substantial risk of cancellation or forfeiture of any property we or LINN Energy have an interest in because of the nationality, citizenship or other related status of any shareholder or assignee, we may redeem, upon 30 days’ advance notice, the shares held by such shareholder or assignee at their current market price. To avoid any cancellation or forfeiture, our board of directors may require each shareholder or assignee to furnish information about his nationality, citizenship or related status. If a shareholder or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our board of directors determines after receipt of the information that a shareholder or assignee is not an eligible citizen, such shareholder or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted shareholder, a non-citizen assignee does not have the right to direct the voting of his shares and may not receive distributions in kind upon our liquidation.

Exculpation and Indemnification

Notwithstanding any express or implied provision of our limited liability company agreement, or any other legal duty or obligation, none of our directors or officers or the owner(s) of the voting share(s) or its officers, directors or affiliates will be liable to us, our affiliates or any other person for breach of fiduciary duty, except for acts or omissions not in good faith. Additionally, our directors will not be responsible for any misconduct or negligence on the part of an agent appointed by our board of directors in good faith. See “—Fiduciary Duties” above for a description of good faith.

Under our limited liability company agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by law, from and against all losses, expenses (including attorneys’ fees), judgments, fines, damages, penalties, interest, liabilities and settlement amounts actually and reasonably incurred by any director or officer, or while serving as a director or officer, any person who is or was serving as a director, officer, employee, partner, manager, fiduciary or trustee of us or any other entity at our request. However, such directors, officers and persons are only entitled to indemnification if they acted in good faith and, with respect to any criminal proceeding or action, had no reasonable cause to believe that such conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere shall not of itself create a presumption that such good faith standard was not met. Additionally, we may indemnify any person who is or was an employee (other than an officer) or agent of us or LINN Energy who is a party to a threatened, pending or completed action, suit or proceeding, to the extent permitted by law and authorized by our board of directors.

Any indemnification under our limited liability company agreement will be paid by LINN Energy directly or indirectly on our behalf in accordance with the Omnibus Agreement. We are authorized to purchase, or have LINN Energy purchase on our behalf, insurance against liabilities asserted against and expenses incurred by directors, officers and other persons in connection with our activities or their activities on our behalf, regardless of whether we would have the power to indemnify the person against liabilities under our limited liability company agreement.

Amendments of our Limited Liability Company Agreement

Amendments to our limited liability company agreement may be proposed only by or with the consent of our board of directors. Except as our limited liability company agreement provides, amendments to our limited liability company agreement and to our certificate of formation can be approved in writing solely by the owner(s)

of our voting share(s). Approval of a majority of our outstanding common shares and voting shares, voting as separate classes, is required for any amendment which:

•	is determined by our board of directors, in its good faith, to have a material adverse effect on the preferences or rights associated with our shares (including as compared to other classes of shares);

•	reduces the time for any notice to which the holders of our shares may be entitled;

•	enlarges the obligations of our shareholders;

•	alters the circumstances under which we could be dissolved and wound up;

•	changes the term of our existence;

•	alters the provisions that require us and LINN Energy to take actions to maintain a ratio of at least one-to-one between the number of our shares outstanding and the number of LINN Units we own;

•	alters voting procedures or the requirement that we vote our LINN Units in accordance with the votes of our shareholders and deliver the director nominations and proposals of our shareholders to LINN Energy;

•	alters the provisions regarding Terminal Transactions (as defined in “—Terminal Transactions Involving LINN Energy”);

•	alters the provisions requiring shareholder approval for issuances of additional types of securities and certain mergers;

•	changes our covenants or the covenants of LINN Energy in our limited liability company agreement; or

•	alters the circumstances under which our limited liability company may be amended.

Certain amendments will not be considered material and may be made by our board of directors without the approval of our shareholders, including amendments:

•	to facilitate the trading of shares or to meet the requirements of applicable securities and other laws and regulations and exchange rules;

•	to effect the intent expressed in the prospectus relating to our initial public offering of the provisions of our limited liability company agreement;

•	to facilitate the ability of our shareholders to obtain the benefits of, or to otherwise facilitate the consummation of, a Terminal Transaction;

•	that our board of directors determines in its good faith will not have a material adverse effect on the preferences or rights associated with our shares (including as compared to other classes of shares);

•	to change our name, the location of our principal place of business, our registered agent or our registered office;

•	to effect the admission, substitution, withdrawal or removal of members in accordance with our limited liability company agreement;

•	to effect the merger of us into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in the legal form into another limited liability entity that is taxed as a corporation for U.S. federal income tax purposes;

•	to effect a change that the board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as an entity in which the members have limited liability under the laws of any state or to ensure that we will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•	to effect a change in our fiscal or taxable year;

•	to effect an amendment that is necessary, in the opinion of our counsel, to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”) whether or not substantially similar to plan asset regulations currently applied or proposed;

•	to effect an amendment that our board of directors determines to be necessary or appropriate for the authorization and the issuance of additional common shares, voting shares or derivative securities;

•	to effect any amendment expressly permitted in our limited liability company agreement to be made by the board of directors acting alone;

•	to effect an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our limited liability company agreement;

•	to effect a merger, conversion or conveyance effected in accordance with our limited liability company agreement;

•	that are necessary as a result of an amendment to the limited liability company agreement of LINN Energy; and

•	to effect any other amendments substantially similar to any of the matters described in the clauses above.

For more information regarding the voting rights of our shareholders and other amendments we may make, please read “—Voting Rights.”

Meetings; Approvals

All notices of meetings of shareholders shall be sent or otherwise given in accordance with our limited liability company agreement not less than 10 nor more than 60 calendar days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of a special meeting, the purpose or purposes for which the meeting is called, as determined by the board of directors or (ii) in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by the common and voting shareholders. Any previously scheduled meeting of the shareholders may be postponed, and any special meeting of the shareholders may be canceled, by resolution of the board of directors upon public notice given prior to the date previously scheduled for such meeting of shareholders.

Any action required or permitted to be taken by our shareholders (other than actions by the owner(s) of our voting share(s), which may be taken by written consent) must be taken at a duly called annual or special meeting of shareholders and may not be taken by any consent in writing by such shareholders.

Special meetings of our shareholders may only be called by a majority of our board of directors or by the owner(s) of our voting share(s). The owners of the class of shares do not have the right to call a meeting of the shareholders. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding shares of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum shall be the greater percentage.

All matters submitted to the shareholders for approval will be determined by a majority of the votes cast by holders of the shares entitled to vote, except where a greater percentage is required by the LLC Act, by the rules of any national securities exchange on which our shares are listed, or by our limited liability company agreement.

Shares held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of shares under our limited liability company agreement will be delivered to the record holder who is entitled to vote at such meeting by us or by the transfer agent.

Voting Rights

The following matters require the shareholder vote specified below:

Election of members of the board of directors	The common shares are not entitled to vote to elect our board of directors. The sole voting share that is entitled to vote to elect our board of directors is owned by LINN Energy.

Issuance of additional common shares or voting shares	No approval right.

Creation of additional class of shares	Majority of outstanding common shares and a majority of our voting share(s), voting as separate classes.

Amendment, alteration, repeal or waiver of any provision of our limited liability company agreement	Majority of outstanding common shares and a majority of our voting share(s), voting as separate classes, for certain amendments as described in “—Amendments of our Limited Liability Company Agreement.”

Amendment, alteration, repeal or waiver of any provision of the Omnibus Agreement	Majority of outstanding shares, if such amendment materially adversely affects the preferences or rights of our shareholders (as determined by our board of directors).

Merger or the sale of all or substantially all of our assets (other than in connection with a Terminal Transaction or to effect a mere change in legal form)	Majority of outstanding common shares and a majority of our voting share(s), voting as separate classes.

Dissolution (other than in connection with a Terminal Transaction)	Majority of outstanding common shares and a majority of our voting share(s), voting as separate classes.

LINN Energy will not be prohibited from exercising any voting rights with respect to any shares it may own.

Agreement to be Bound by Limited Liability Company Agreement; Power of Attorney

By purchasing one of our shares, you will be admitted as a shareholder of our company and will be deemed to have agreed to be bound by the terms of our limited liability company agreement. Under that agreement, each shareholder and each person who acquires a share from a shareholder grants to our board of directors (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our board of directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our limited liability company agreement. Such power of attorney shall be irrevocable and deemed coupled with an interest and shall survive a shareholder’s death, disability, dissolution, bankruptcy or termination.

Covenants

Our limited liability company agreement provides that our activities generally will be limited to owning LINN Units and further includes covenants that prohibit us from (other than in connection with a Terminal Transaction):

•	borrowing money or issuing debt;

•	subject to provisions regarding the maintenance of a one to one ratio of LINN Units held by us and our common shares outstanding, selling, pledging or otherwise transferring any LINN Units;

•	issuing options, warrants or other securities entitling the holder to purchase our shares (other than in connection with employee benefit plans);

•	liquidating, merging (other than to effect a mere change in legal form) or recapitalizing;

•	revoking or changing our election to be treated as a corporation for U.S. federal income tax purposes;

•	using the proceeds from sales of our shares other than to purchase LINN Units; or

•	agreeing to any amendment to the Omnibus Agreement that has a material adverse effect on the preferences or rights of any shareholder, other than any amendment that (A) effects the intent of the provisions of the Omnibus Agreement, (B) facilitates the ability of the shareholders to obtain the benefits of, or otherwise facilitates the consummation of, a Terminal Transaction, (C) reflects any change in circumstances as a result of certain non-cash mergers involving LINN, or (D) the board of directors determines, in its good faith, will not have a material adverse effect on the preferences or rights of the shares.

These provisions can be amended or waived by the owners of a majority of our outstanding common and voting shares, voting as separate classes, as described above under “—Meetings; Approvals.”

In addition, LINN Energy has agreed under our limited liability company agreement that neither it nor any of its affiliates will take any action that would result in LINN Energy and its affiliates ceasing to control voting power over us except (1) in connection with a Terminal Transaction in which LINN Energy’s successor: (A) is treated as a partnership for U.S. federal income tax purposes; and (B) assumes all of LINN Energy’s obligations under our limited liability company agreement and the Omnibus Agreement; or (2) upon the vote of a majority of the common shareholders.

Terminal Transactions Involving LINN Energy

The transactions described below are referred to as “Terminal Transactions.”

Mergers. If the LINN Energy unitholders are asked to approve a merger of LINN Energy with another entity, we will submit the merger for a vote of our shareholders and will vote our LINN Units in the same manner that our shareholders vote (or refrain from voting) their shares.

Cash Consideration. In a merger involving LINN Energy in which LINN Energy’s unitholders receive cash, you will be entitled to receive any cash we receive for our LINN Units, net of reserves for income taxes payable by us as determined by our board of directors.

Non-Cash Consideration. In a merger involving LINN Energy in which securities of another entity are exchanged for all of the outstanding LINN Units, you will be entitled to receive the securities received in connection with such merger (other than securities sold to establish reserves for income taxes payable by us) and we will dissolve and wind up our affairs, unless:

•	LINN Energy’s successor would be treated as a partnership for U.S. federal income tax purposes; and

•	the surviving entity agrees to assume the obligations of LINN Energy under our limited liability company agreement and the Omnibus Agreement.

Tender Offers. If a third party makes a tender offer for LINN Units, LINN Energy may, but will not be obligated to, cooperate with such third party to make a tender offer to our shareholders or otherwise facilitate participation of our shareholders in the tender offer for LINN Units.

Going Private Transaction. If at any time a person owns more than 90% of the outstanding LINN Units, such person may elect to purchase all, but not less than all, of the remaining outstanding LINN Units at a price equal to the higher of the current market price (as defined in LINN Energy’s limited liability company agreement) and the highest price paid by such person or any of its affiliates for any LINN Units purchased during the 90-day period preceding the date notice was mailed to the LINN Energy unitholders informing them of such election. In this case, we will be required to tender all of our outstanding LINN Units and distribute the cash we receive, net of income taxes payable by us, to our shareholders. Following such distribution, we will cancel all of our outstanding shares and dissolve and wind up our affairs.

Sale of All or Substantially All of LINN Energy’s Assets. If LINN Energy sells all or substantially all of its assets in one or more transactions for cash and makes a distribution of such cash to its unitholders, we will distribute the cash we receive, net of income taxes payable by us, to our shareholders, and dissolve and wind up our affairs.

Change in Tax Treatment of LINN Energy. If LINN Energy or its successor ceases to be treated as a partnership for U.S. federal income tax purposes, LINN Energy or such successor will have the right to cause us to merge with and into LINN Energy, in which case each of our shareholders would receive a distribution in kind of the LINN Units and other property we own, if any, in excess of reserves for net income taxes payable by us.

Limited Call Right

If at any time LINN Energy or any of its affiliates own 80% or more of our then-outstanding securities, LINN Energy has the right, which it may assign to any of its affiliates (including us), to purchase all, but not less than all, of our remaining outstanding shares as of a record date selected by LINN Energy, on at least 10 but not more than 60 days’ notice. If LINN Energy elects to exercise this purchase right, the purchase price per share will equal the greater of:

•	the highest cash price paid by LINN Energy or any of its affiliates for any of our shares purchased within the 90 days preceding the date on which LINN Energy first mails notice of its election to shareholders; and

•	the current market price as of the date three days before the date the notice is mailed.

•	If a person acquires more than 90% of the outstanding LINN Units, such person may require us to tender all of our outstanding LINN Units for cash, in which case we will distribute the cash we receive to our shareholders pro rata. Following such distribution, we will cancel all of our outstanding shares and dissolve and wind up our affairs. See “—Terminal Transactions Involving LINN Energy—Going Private Transaction” above.

Merger, Sale or Other Disposition of Assets

Other than in connection with a Terminal Transaction, our board of directors is generally prohibited, without the prior approval of the holders of a majority of our outstanding common shares and the holder(s) of our voting share(s), voting as separate classes, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or otherwise.

Our board of directors may merge us into, or convey all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity that will be treated as a corporation for U.S. federal income tax purposes.

Our shareholders are not entitled to dissenters’ rights of appraisal under the limited liability company agreement or applicable Delaware law in connection with any merger or consolidation, sale of all or substantially all of our assets or any other transaction or event.

Anti-Takeover Provisions

Our limited liability company agreement contains specific provisions that are intended to discourage a person or group from attempting to take control of us or LINN Energy without the approval of our board of directors. Specifically, our limited liability company agreement provides that we will elect to have Section 203 of the DGCL apply to us as if we were a Delaware corporation and our shares were voting stock. In addition, LINN Energy has agreed not to engage in any business combination with any entity or person deemed to be an interested shareholder (as described below) to the same extent as if such entity or person were an interested shareholder with respect to LINN Energy under Section 203. Under these provisions, such a holder will not be permitted to enter into a merger or business combination with us or LINN Energy unless:

•	prior to such time, our or LINN Energy’s board of directors approved either the business combination or the transaction that resulted in the shareholder’s becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder’s becoming an interested shareholder, the interested shareholder owned at least 85% of the outstanding voting shares at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

•	by persons who are directors and also officers; and

•	by employee unit plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time the business combination is approved by our or LINN’s board of directors and authorized at an annual or special meeting of the shareholders, and not by written consent, by the affirmative vote of at least a majority of the outstanding voting shares that are not owned by the interested shareholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the company and the interested shareholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the company involving the interested shareholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the company of any shares of the company to the interested shareholder;

•	any transaction involving the company that has the effect of increasing the proportionate share of the shares of any class or series of the company beneficially owned by the interested shareholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the company.

In general, by reference to Section 203, an “interested shareholder” is any entity or person who or which beneficially owns (or within three years did own) 15% or more of the outstanding voting shares of the company and any entity or person affiliated with or controlling or controlled by such entity or person. In addition, our limited liability company agreement specifically includes as an interested shareholder any entity or person that beneficially owns (or within three years did own) a voting interest equal to 15% or more of the outstanding LINN Units by way of holding our shares or LINN Units, or a combination thereof; provided, that this limitation does not include any entity or person that holds a voting interest above the 15% limitation as a result of action taken solely by us or our affiliates. For purposes of determining whether an entity or person is an interested shareholder, the number of our shares and LINN Units deemed to be outstanding shall include the shares and LINN Units owned by such entity or person but shall not include unissued shares and LINN Units that may be issuable pursuant to an agreement or upon exercise of conversion rights, warrants or options, or otherwise. No entity or person deemed to be an interested shareholder pursuant to the above provisions will have any voting rights with respect to any business combination involving us or LINN Energy until such business combination is approved by us or LINN Energy, as the case may be, in accordance with Section 203.

The existence of these provisions would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our or LINN Energy’s board of directors, including discouraging attempts that might result in a premium over the market price for shares held by shareholder.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax purposes, our year end is December 31.

We will furnish or make available to record holders of shares, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants in accordance with the requirements of the Exchange Act. Except for our fourth quarter, we will also furnish or make available summary financial information in accordance with the requirements of the Exchange Act.

Right To Inspect Our Books and Records

In addition to the reports referred to above in “—Books and Records,” our limited liability company agreement provides that a shareholder can, for a purpose reasonably related to his interest as a shareholder, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each shareholder;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each shareholder and the date on which each became a shareholder;

•	copies of our limited liability company agreement, our certificate of formation, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable with the stated purpose of the written demand.

Our board of directors may, and intends to, keep confidential from our shareholders information that it believes to be in the nature of trade secrets or other information, the disclosure of which our board of directors believes in good faith is not in our or LINN Energy’s best interests, information that could damage our company or LINN Energy or information that we or LINN Energy are required by law, by the rules of any national securities exchange on which the shares are listed or by agreements with a third party to keep confidential (other than agreements with affiliates that are designed to circumvent the above obligations). These provisions are deemed to replace the default provisions under Section 18-305 of the LLC Act.

DESCRIPTION OF THE LINN UNITS

The LINN Units represent limited liability company interests in LINN Energy. The holders of LINN Units are entitled to participate in distributions and exercise the rights or privileges available to unitholders under LINN Energy’s limited liability company agreement. As of January 31, 2015, LINN Energy 335,562,043 LINN Units outstanding. No other member interests are outstanding.

LINN Energy’s Cash Distribution Policy

LINN Energy must distribute on a quarterly basis all of its available cash to holders of LINN Units. Available cash means, for each fiscal quarter, all cash on hand at the end of the quarter less the amount of cash reserves established by the LINN Energy board of directors to:

•	provide for the proper conduct of business (including reserves for future capital expenditures, future debt service requirements, and anticipated credit needs); and

•	comply with applicable laws, debt instruments or other agreements;

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter for which the determination is being made.

Working capital borrowings are borrowings that will be made under LINN Energy’s credit facilities and in all cases are used solely for working capital purposes or to pay distributions to LINN Energy unitholders. LINN Energy is prohibited from making any distributions to its unitholders if it would cause an event of default, or if an event of default is existing, under LINN Energy’s credit facilities. LINN Energy’s ability to pay distributions is also subject to restrictions contained in its credit facilities and the indentures governing its senior notes.

Timing of Distributions

Distributions on LINN Units with respect to each quarter may be made at the discretion of LINN Energy’s board of directors either (i) within 45 days after March 31, June 30, September 30 and December 31, or (ii) in three equal installments within 15, 45 and 75 days following the end of each such quarter.

Issuance of Additional LINN Units

LINN Energy’s limited liability company agreement authorizes it to issue an unlimited number of additional securities and rights to buy securities for the consideration and on the terms and conditions determined by LINN Energy’s board of directors without the approval of the unitholders. It is possible that LINN Energy will fund acquisitions through the issuance of additional LINN Units or other equity securities. Holders of any additional LINN Units issued will be entitled to share equally with the then-existing holders of LINN Units in distributions of available cash. In addition, the issuance of additional LINN Units or other equity securities may dilute the value of the interests of the then-existing holders of LINN Units in LINN Energy’s net assets. In accordance with Delaware law and the provisions of LINN Energy’s limited liability company agreement, LINN Energy may also issue additional securities that, as determined by its board of directors, may have special voting rights to which the LINN Units are not entitled. The holders of LINN Units will not have preemptive rights to acquire additional LINN Units or other securities.

Voting Rights

Unitholders have the right to vote with respect to the election of LINN Energy’s board of directors, certain amendments to LINN Energy’s limited liability company agreement, the merger of LINN Energy or the sale of all or substantially all of its assets, and the dissolution of LINN Energy.

Exchange Listing

The LINN Units are traded on the NASDAQ under the symbol “LINE.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company is LINN Energy’s transfer agent and serves as registrar and transfer agent for the LINN Units. LINN Energy pays all fees charged by the transfer agent for transfers of LINN Units, except the following fees that will be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a unit; and

•	other similar fees or charges.

There will be no charge to holders for disbursements of LINN Energy’s cash distributions. LINN Energy will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may at any time resign, by notice to LINN Energy, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, LINN Energy is authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of LINN Units

By transfer of LINN Units in accordance with LINN Energy’s limited liability company agreement, each transferee of LINN Units shall be admitted as a unitholder with respect to the LINN Units transferred when such transfer and admission is reflected on LINN Energy’s books and records, with or without execution of our limited liability company agreement. Additionally, each transferee of LINN Units:

•	becomes the record holder of the LINN Units;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, LINN Energy’s limited liability company agreement;

•	represents that the transferee has the capacity, power and authority to enter into the limited liability company agreement;

•	grants powers of attorney to LINN Energy’s officers and any liquidator of LINN Energy as specified in the limited liability company agreement;

•	makes the consents and waivers contained in LINN Energy’s limited liability company agreement; and

•	a transferee will become a unitholder of LINN Energy for the transferred LINN Units upon the recording of the name of the transferee on LINN Energy’s books and records.

Until a LINN Unit has been transferred on LINN Energy’s books, LINN Energy and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the LINN Unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

LINN Energy’s Limited Liability Company Agreement

The following is a summary of the material provisions of LINN Energy’s limited liability company agreement.

We summarize the following provisions of LINN Energy’s limited liability company agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “—LINN Energy’s Cash Distribution Policy” and “—Timing of Distributions”;

•	with regard to the transfer of LINN Units, please read “—Transfer of LINN Units”;

•	with regard to issuance of additional LINN Units, please read “—Issuance of Additional LINN Units”; and

•	with regard to the limited call right with respect to the LINN Units, please read “—Limited Call Right”.

Organization

Linn Energy, LLC was organized in April 2005 and will remain in existence unless and until dissolved in accordance with its limited liability company agreement.

Purpose

Under LINN Energy’s limited liability company agreement, LINN Energy is permitted to engage, directly or indirectly, in any activity that its board of directors approves and that a limited liability company organized under Delaware law lawfully may conduct; provided, that LINN Energy’s board of directors shall not cause LINN Energy to engage, directly or indirectly, in any business activities that it determines would cause LINN Energy to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although LINN Energy’s board of directors has the ability to cause LINN Energy and its operating subsidiaries to engage in activities other than the exploration, development and production of oil and natural gas reserves, its board of directors has no current plans to do so. LINN Energy’s board of directors is authorized in general to perform all acts it deems to be necessary or appropriate to carry out LINN Energy’s purposes and to conduct LINN Energy’s business.

Fiduciary Duties

LINN Energy’s limited liability company agreement provides that LINN Energy’s business and affairs shall be managed under the direction of its board of directors, which shall have the power to appoint its officers. LINN Energy’s limited liability company agreement further provides that the authority and function of its board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the DGCL. Finally, the limited liability company agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed to LINN Energy and to its members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively.

LINN Energy’s limited liability company agreement permits affiliates of its directors to invest or engage in other business interests or activities in preference to or to the exclusion of LINN Energy and to engage in business interests that directly compete with LINN Energy, provided that the affiliate does not engage in such competing businesses as a result of or using confidential information provided by or on behalf of LINN Energy to such director. Additionally, LINN Energy’s directors do not have any contractual obligation or express or implied legal duty to present business opportunities to LINN Energy that become available to their affiliates, and neither LINN Energy nor any of its subsidiaries or members have any rights in any business ventures of a director.

In addition, LINN Energy has a conflicts committee of its board of directors, which consists solely of independent directors, and which is authorized to review transactions involving potential conflicts of interest. If the conflicts committee approves such a transaction, or if a transaction is on terms generally available from third parties or an action is taken that is fair and reasonable to LINN Energy, you will not be able to assert that such approval constituted a breach of fiduciary duties owed to you by the directors and officers.

Agreement to be Bound by Limited Liability Company Agreement; Power of Attorney

As a holder of LINN Units, we are deemed to have agreed to be bound by the terms of LINN Energy’s limited liability company agreement. Pursuant to this agreement, each unitholder and each person who acquires a unit from a unitholder grants to each of LINN Energy’s Chief Executive Officer, President and Secretary (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for LINN Energy’s qualification, continuance or dissolution. The power of attorney also grants each of LINN Energy’s Chief Executive Officer, President and Secretary (and, if appointed, a liquidator) the authority to make certain amendments to, and to make consents and waivers under and in accordance with, LINN Energy’s limited liability company agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Unlawful Distributions. The LLC Act provides that a unitholder who receives a distribution and knew at the time of the distribution that the distribution was in violation of the LLC Act shall be liable to the company for the amount of the distribution for three years from the date of the distribution. Under the LLC Act, a limited liability company may not make a distribution to a unitholder if, after the distribution, all liabilities of the company, other than liabilities to unitholders with respect to their membership interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the LLC Act, an assignee who becomes a substituted unitholder of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time he became a unitholder and that could not be ascertained from the limited liability company agreement.

Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business. LINN Energy’s subsidiaries currently conduct business operations or own assets in the states of Arkansas, California, Colorado, Illinois, Indiana, Kansas, Louisiana, Michigan, Mississippi, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, South Dakota, Texas, Utah and Wyoming. LINN Energy’s subsidiaries may conduct business or own assets in other states, and maintenance of limited liability for LINN Energy, as a member of LINN Energy’s operating subsidiaries, may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying its subsidiaries to do business there. Limitations on the liability of unitholders for the obligations of a limited liability company have not been clearly established in many jurisdictions. LINN Energy operates in a manner that its board of directors considers reasonable and necessary or appropriate to preserve the limited liability of its unitholders.

Voting Rights

The following matters require the unitholder vote specified below:

Election of members of the board of directors	LINN Energy’s limited liability company agreement provides that LINN Energy will have a board of not less than three and no more than eleven members. Holders of LINN Units, voting together as a single class, will elect the directors. Please read “—Election of Members of LINN Energy’s Board of Directors.”

Issuance of additional LINN Units	No approval right.

Amendment of LINN Energy’s limited liability company agreement	Certain amendments may be made by LINN Energy’s board of directors without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of LINN Energy’s Limited Liability Company Agreement.”

Merger of LINN Energy or the sale of all or substantially all of LINN Energy’s assets	Unit majority. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution of LINN Energy	Unit majority. Please read “—Termination and Dissolution.”

Matters requiring the approval of a “unit majority” require the approval of a majority of the outstanding LINN Units.

Election of Members of LINN Energy’s Board of Directors

Members of LINN Energy’s board of directors are elected by LINN Energy’s unitholders and are subject to re-election on an annual basis at LINN Energy’s annual meeting of unitholders.

Removal of Members of LINN Energy’s Board of Directors

Any director may be removed, with or without cause, by the holders of a majority of the outstanding LINN Units then entitled to vote at an election of directors.

Amendment of LINN Energy’s Limited Liability Company Agreement

General. Amendments to LINN Energy’s limited liability company agreement may be proposed only by or with the consent of LINN Energy’s board of directors. To adopt a proposed amendment, other than the amendments discussed below, LINN Energy’s board of directors is required to call a meeting of unitholders to consider and vote upon the proposed amendment. Except as the limited liability company agreement provides, an amendment must be approved by a unit majority.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any unitholder without its consent, unless approved by at least a majority of the type or class of member interests so affected;

•	provide that LINN Energy is not dissolved upon an election to dissolve LINN Energy by its board of directors that is approved by a unit majority;

•	change LINN Energy’s term of existence; or

•	give any person the right to dissolve LINN Energy other than its board of directors’ right to dissolve LINN Energy with the approval of a unit majority.

The provision of LINN Energy’s limited liability company agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 75% of the outstanding LINN Units, voting together as a single class.

In addition, the approval of the holders of at least 75% of the outstanding LINN Units, voting together as a single class, is required to amend or repeal the following provisions of LINN Energy’s limited liability company agreement: (a) the provision relating to filling vacancies on LINN Energy’s board of directors, (b) provisions requiring a super-majority vote, (c) provisions relating to amendment requirements generally, (d) provisions relating to the calling of special meetings, (e) the provision stating that each outstanding LINN Unit be entitled to one vote on all matters submitted to the members, (f) provisions prohibiting action by written consent, (g) provisions relating to action by majority vote, and (h) provisions relating to notice of member business and nominations at meetings of the holders of LINN Units.

No Unitholder Approval. LINN Energy’s board of directors may generally make amendments to LINN Energy’s limited liability company agreement without the approval of any unitholder or assignee to reflect:

•	a change in LINN Energy’s name, the location of its principal place of business, its registered agent or its registered office;

•	the admission, substitution, withdrawal or removal of members in accordance with LINN Energy’s limited liability company agreement;

•	the merger of LINN Energy or any of its subsidiaries into, or the conveyance of all of its assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in its legal form into another limited liability entity;

•	a change that LINN Energy’s board of directors determines to be necessary or appropriate for LINN Energy to qualify or continue its qualification as a company in which its members have limited liability under the laws of any state or to ensure that neither LINN Energy, its operating subsidiaries nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of LINN Energy’s counsel, to prevent LINN Energy, members of its board, or its officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that LINN Energy’s board of directors determines to be necessary or appropriate for the authorization of additional securities or rights to acquire securities;

•	any amendment expressly permitted in LINN Energy’s limited liability company agreement to be made by LINN Energy’s board of directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of LINN Energy’s limited liability company agreement;

•	any amendment that LINN Energy’s board of directors determines to be necessary or appropriate for the formation by LINN Energy of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by its limited liability company agreement;

•	a change in LINN Energy’s fiscal year or taxable year and related changes;

•	a merger, conversion or conveyance effected in accordance with LINN Energy’s limited liability company agreement; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, LINN Energy’s board of directors may make amendments to LINN Energy’s limited liability company agreement without the approval of any unitholder or assignee if LINN Energy’s board of directors determines that those amendments:

•	do not adversely affect the unitholders (including any particular class of unitholders as compared to other classes of unitholders) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of LINN Units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the LINN Units are or will be listed for trading, compliance with any of which LINN Energy’s board of directors deems to be in the best interests of LINN Energy and its unitholders;

•	are necessary or appropriate for any action taken by LINN Energy’s board of directors relating to splits or combinations of LINN Units under the provisions of LINN Energy’s limited liability company agreement; or

•	are required to effect the intent of the provisions of LINN Energy’s limited liability company agreement or are otherwise contemplated by LINN Energy’s limited liability company agreement.

Opinion of Counsel and Unitholder Approval. LINN Energy’s board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to LINN Energy’s unitholders or result in LINN Energy being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to LINN Energy’s limited liability company agreement will become effective without the approval of holders of at least 90% of the LINN Units unless LINN Energy obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any unitholder of LINN Energy.

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding LINN Units in relation to other classes of LINN Units will require the approval of at least a majority of the type or class of LINN Units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of unitholders whose aggregate outstanding LINN Units constitute not less than the voting requirement sought to be reduced.

Limited Call Right

If at any time any person owns more than 90% of the then-issued and outstanding membership interests of any class, such person will have the right, which it may assign in whole or in part to any of its affiliates or to LINN Energy, to acquire all, but not less than all, of the remaining membership interests of the class held by unaffiliated persons as of a record date to be selected by LINN Energy’s management, on at least 10 but not more than 60 days’ notice. The holders of LINN Units are not entitled to dissenters’ rights of appraisal under LINN Energy’s limited liability company agreement or applicable Delaware law if this limited call right is exercised. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by such person for any membership interests of the class purchased within the 90 days preceding the date on which such person first mails notice of its election to purchase those membership interests; or

•	the closing market price as of the date three days before the date the notice is mailed.

As a result of this limited call right, a holder of membership interests in LINN Energy may have his membership interests purchased at an undesirable time or price.

Merger, Sale or Other Disposition of Assets

LINN Energy’s board of directors is generally prohibited, without the prior approval of the holders of a unit majority from causing LINN Energy to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on its behalf the sale, exchange or other disposition of all or substantially all of the assets of its subsidiaries, provided that LINN Energy’s board of directors may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of LINN Energy’s assets without that approval. LINN Energy’s board of directors may also sell all or substantially all of LINN Energy’s assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in the limited liability company agreement are satisfied, LINN Energy’s board of directors may merge LINN Energy or any of its subsidiaries into, or convey all of its assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in its legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under the limited liability company agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of LINN Energy’s assets or any other transaction or event.

Termination and Dissolution

LINN Energy will continue as a company until terminated under its limited liability company agreement. LINN Energy will dissolve upon: (1) the election of its board of directors, if approved by the holders of a unit majority; (2) the sale, exchange or other disposition of all or substantially all of the assets and properties of LINN Energy and its subsidiaries; or (3) the entry of a decree of judicial dissolution of LINN Energy.

Liquidation and Distribution of Proceeds

Upon our dissolution, the liquidator authorized to wind up LINN Energy’s affairs will, acting with all of the powers of LINN Energy’s board of directors that the liquidator deems necessary or desirable in its judgment, sell or otherwise dispose of LINN Energy’s assets. The liquidator will first apply the proceeds of liquidation to the payment of LINN Energy’s creditors and then distribute any remaining proceeds to the unitholders in accordance with, and to the extent of, the positive balances in their respective capital accounts in their LINN Units, as adjusted to reflect any gain or loss upon the sale or other disposition of LINN Energy’s assets in liquidation. The liquidator may defer liquidation or distribution of LINN Energy’s assets for a reasonable period of time or distribute assets to unitholders in kind if it determines that a sale would be impractical or would cause undue loss to unitholders.

Anti-Takeover Provisions

LINN Energy’s limited liability company agreement contains specific provisions that are intended to discourage a person or group from attempting to take control of LINN Energy without the approval of its board of directors. Specifically, the limited liability company agreement provides that LINN Energy will elect to have Section 203 of the DGCL apply to transactions in which an interested unitholder (as described below) seeks to enter into a merger or business combination with LINN Energy. Under this provision, such a holder will not be permitted to enter into a merger or business combination with LINN Energy unless:

•	prior to such time, LINN Energy’s board of directors approved either the business combination or the transaction that resulted in the unitholder’s becoming an interested unitholder;

•	upon consummation of the transaction that resulted in the unitholder’s becoming an interested unitholder, the interested unitholder owned at least 85% of LINN Energy’s outstanding LINN Units at the time the transaction commenced, excluding for purposes of determining the number of LINN Units outstanding those LINN Units owned:

•	by persons who are directors and also officers; and

•	by employee unit plans in which employee participants do not have the right to determine confidentially whether LINN Units held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time the business combination is approved by LINN Energy’s board of directors and authorized at an annual or special meeting of LINN Energy’s unitholders, and not by written consent, by the affirmative vote of at least a majority of our outstanding LINN Units that are not owned by the interested unitholder.

Section 203 defines “business combination” to include:

•	any merger or consolidation involving the company and the interested unitholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the company involving the interested unitholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the company of any LINN Units to the interested unitholder;

•	any transaction involving the company that has the effect of increasing the proportionate share of the LINN Units of any class or series of the company beneficially owned by the interested unitholder; or

•	the receipt by the interested unitholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the company.

In general, by reference to Section 203, an “interested unitholder” is any entity or person who or which beneficially owns (or within three years did own) 15% or more of the outstanding voting LINN Units and any entity or person affiliated with or controlling or controlled by such entity or person.

The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by LINN Energy’s board of directors, including discouraging attempts that might result in a premium over the market price for LINN Units held by unitholders.

Meetings; Voting

All notices of meetings of unitholders shall be sent or otherwise given in accordance with Section 11.4 of LINN Energy’s limited liability company agreement not less than 10 nor more than 60 calendar days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by the unitholders (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the board of directors intends to present for election. Any previously scheduled meeting of the unitholders may be postponed, and any special meeting of the unitholders may be cancelled, by resolution of the board of directors upon public notice given prior to the date previously scheduled for such meeting of unitholders.

Any action required or permitted to be taken by LINN Energy’s unitholders must be effected at a duly called annual or special meeting of unitholders and may not be effected by any consent in writing by such unitholders.

Meetings of the unitholders may only be called by a majority of LINN Energy’s board of directors. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding LINN Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the LINN Units, in which case the quorum shall be the greater percentage.

Each record holder of a LINN Unit has a vote according to his percentage interest in LINN Energy, although additional LINN Units having special voting rights could be issued. Please read “—Issuance of Additional LINN Units.” LINN Units held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of LINN Units under LINN Energy’s limited liability company agreement will be delivered to the record holder by LINN Energy or by the transfer agent.

Non-Citizen Assignees; Redemption

If LINN Energy or any of its subsidiaries are or become subject to federal, state or local laws or regulations that, in the reasonable determination of its board of directors, create a substantial risk of cancellation or forfeiture of any property that LINN Energy has an interest in because of the nationality, citizenship or other related status of any unitholder or assignee, LINN Energy may redeem, upon 30 days’ advance notice, the LINN Units held by the unitholder or assignee at their current market price. To avoid any cancellation or forfeiture, LINN Energy’s board of directors may require each unitholder or assignee to furnish information about his nationality, citizenship or related status. If a unitholder or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or LINN Energy’s board of directors determines after receipt of the information that the unitholder or assignee is not an eligible citizen, the unitholder or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted unitholder, a non-citizen assignee does not have the right to direct the voting of his LINN Units and may not receive distributions in kind upon LINN Energy’s liquidation, but is entitled to a cash equivalent thereof.

Exculpation and Indemnification

Notwithstanding any express or implied provision of LINN Energy’s limited liability company agreement, or any other legal duty or obligation, none of LINN Energy’s officers, directors or affiliates will be liable to LINN Energy, its affiliates or any other person for breach of fiduciary duty, except for a breach of the duty of loyalty to its or its members, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, or for any transaction from which a director derived an improper personal benefit. Additionally, LINN Energy’s directors will not be responsible for any misconduct or negligence on the part of an agent appointed by its board of directors in good faith.

Under the terms of its limited liability company agreement and subject to specified limitations, LINN Energy will indemnify to the fullest extent permitted by law, from and against all losses, expenses (including attorneys’ fees), judgments, fines, penalties, interest, settlement amounts, claims, damages or similar events any director or officer, or while serving as a director or officer, any person who is or was serving as a tax matters member or as a director, officer, tax matters member, employee, partner, manager, fiduciary or trustee of LINN Energy or any of its affiliates. However, such directors, officers and persons are only entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in (or not opposed to) LINN Energy’s best interests and, with respect to any criminal proceeding or action, had no reasonable cause to believe that such conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere shall not itself create a presumption that such good faith and reasonable belief standards were not met. Additionally, LINN Energy may indemnify any person who is or was an employee (other than an officer) or agent of LINN Energy who is a party to a threatened, pending or completed action, suit or proceeding, to the extent permitted by law and authorized by its board of directors.

Any indemnification under LINN Energy’s limited liability company agreement will only be out of LINN Energy’s assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by directors, officers and other persons in connection with LINN Energy’s activities or their activities on its behalf, regardless of whether LINN Energy would have the power to indemnify the person against liabilities under its limited liability company agreement.

Books and Reports

LINN Energy is required to keep appropriate books of its business at its principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, LINN Energy’s fiscal year is the calendar year.

LINN Energy furnishes or makes available to record holders of LINN Units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by its independent public accountants. Except for its fourth quarter, LINN Energy also furnishes or makes available summary financial information within 90 days after the close of each quarter.

LINN Energy furnishes each record holder of a LINN Unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of unitholders can be avoided. LINN Energy’s ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying it with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies LINN Energy with information.

Right To Inspect Our Books and Records

LINN Energy’s limited liability company agreement provides that a unitholder can, for a purpose reasonably related to his interest as a unitholder, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each unitholder;

•	a copy of LINN Energy’s tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each unitholder and the date on which each became a unitholder;

•	copies of LINN Energy’s limited liability company agreement, certificate of formation, related amendments and powers of attorney under which such documents have been executed;

•	information regarding the status of LINN Energy’s business and financial condition; and

•	any other information regarding LINN Energy’s affairs as is just and reasonable.

LINN Energy’s board of directors may, and intends to, keep confidential from LINN Energy’s unitholders information that it believes to be in the nature of trade secrets or other information, the disclosure of which its board of directors believes in good faith is not in LINN Energy’s best interests, information that could damage its company or its business, or information that it is required by law, by the rules of any national securities exchange on which our securities are listed or by agreements with a third party to keep confidential.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Scope of Discussion

The following is a discussion of the material U.S. federal income tax consequences relating to an investment in the common shares. This discussion is limited to holders that hold the shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this discussion, “holder” means either a U.S. holder (as defined below) or a non-U.S. holder (as defined below) or both, as the context may require.

This discussion does not address any aspect of non-income taxation, any state, local or foreign taxation or the effect of any tax treaty. Moreover, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or, except as specifically discussed below, to holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	banks, thrifts, insurance companies and other financial institutions;

•	tax-exempt organizations;

•	partnerships or other pass-through entities (or their investors or beneficiaries);

•	regulated investment companies and mutual funds;

•	real estate investment trusts;

•	dealers or traders in stocks and securities, foreign currencies or notional principal contracts;

•	holders subject to the alternative minimum tax provisions of the Code;

•	certain expatriates or former long-term residents of the United States;

•	U.S. holders that have a functional currency other than the U.S. dollar;

•	personal holding companies;

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	holders that own, or are deemed to own, more than 5% of the shares;

•	holders that received shares as compensation for the performance of services or pursuant to the exercise of options or warrants; or

•	holders that hold shares as part of a hedge, conversion or constructive sale transaction, straddle, wash sale or other risk reduction transaction or other integrated transaction.

If a partnership (including an entity or other arrangement treated as a partnership for U.S. federal income tax purposes) is an owner of shares, the tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partners of partnerships that are owners of shares should consult their tax advisors.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinions of Baker Botts L.L.P. (“Counsel”).

In providing this opinion, Counsel has examined and is relying upon the truth and accuracy at all relevant times of this prospectus, the registration statement of which this prospectus forms a part, representations made by us and LINN Energy and such other records and documents as in Counsel’s judgment are necessary or appropriate to enable Counsel to provide this opinion. Counsel has not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

This opinion is based upon Counsel’s interpretation of the Code, its regulations, court decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. This opinion is rendered as of the date of this prospectus, and Counsel assumes no obligation to advise us or you of any change in fact, circumstances or law which may alter, affect or modify this opinion. This opinion is not binding on the IRS or a court, and no ruling has been or will be obtained from the IRS regarding any of the matters addressed in this opinion. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the matters addressed in this opinion.

THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN THE SHARES. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR FACTS AND CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

LINN Energy Partnership Status

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be treated as corporations for U.S. federal income tax purposes. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income” within the meaning of Section 7704(d) of the Code. If a publicly traded partnership meets this exception and has not elected to be treated as a corporation, it will be treated as a partnership for U.S. federal income tax purposes.

Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation and marketing of natural resources, including crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. LINN Energy estimates that less than 5% of its current gross income is not qualifying income; however, this estimate could change from time to time.

Subject to the assumptions, qualifications and limitations set forth above, Counsel is of the opinion that at least 90% of LINN Energy’s current gross income constitutes qualifying income, that LINN Energy will be treated as a partnership for U.S. federal income tax purposes and that LINN Energy’s principal operating subsidiary, Linn Energy Holdings, LLC (the “Operating Company”), will be disregarded as an entity separate from LINN Energy for U.S. federal income tax purposes.

In providing this opinion, Counsel has relied upon representations made by LINN Energy that:

•	neither LINN Energy nor the Operating Company has elected or will elect to be treated as a corporation; and

•	for each taxable year since LINN Energy’s inception, more than 90% of LINN Energy’s gross income will be income that Counsel has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code.

LinnCo U.S. Federal Income Taxation

We have elected to be treated as a corporation for U.S. federal income tax purposes. Thus, we are obligated to pay U.S. federal income tax on our net taxable income. Currently, the maximum regular U.S. federal income tax rate for a corporation is 35%, but we may be subject to a 20% alternative minimum tax on our alternative minimum taxable income to the extent that the alternative minimum tax exceeds our regular income tax.

Although the Code generally provides that a regulated investment company does not pay an entity-level income tax, provided that it distributes all or substantially all of its income, we do not meet the current tests for qualification as a regulated investment company under the Code because most or substantially all of our investments will consist of investments in LINN Units. The regulated investment company tax rules therefore have no application to us.

Consequences to U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to U.S. holders. The term “U.S. holder” means a beneficial owner of shares that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident alien of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof of the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Distributions on the Shares

Because we are a corporation, rather than a partnership, for U.S. federal income tax purposes, a holder will not receive a Schedule K-1 from us and will not include its allocable share of our income, gains, losses or deductions in computing the holder’s own taxable income. Distributions paid with respect to our shares will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits. Our earnings and profits generally will equal the taxable income allocated to us by LINN Energy, with certain adjustments. These adjustments include recovering depreciation, depletion and intangible drilling costs more slowly than permitted in computing taxable income and will generally result in our having earnings and profits in excess of our taxable income. Distributions in excess of our earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s tax basis in the shares and will reduce (but not below zero) such basis. A distribution in excess of our earnings and profits and the U.S. holder’s tax basis in the common shares will be treated as capital gain realized on the sale or exchange of such shares. All distributions on our shares will be reportable to holders on Form 1099-DIV.

Distributions that are treated as dividends generally will be taxable as ordinary income to U.S. holders but (i) are expected to be treated as “qualified dividend income” that is currently subject to reduced rates of U.S. federal income taxation for non-corporate U.S. holders and (ii) may be eligible for the dividends received deduction available to corporate U.S. holders, in each case provided that certain holding period requirements are met. Qualified dividend income is currently taxable to non-corporate U.S. holders at a maximum U.S. federal income tax rate of 20%. The reduced maximum tax rate on dividends will not apply to dividends received to the extent that the U.S. holder elects to treat such dividends as “investment income,” which may be offset by investment expense.

Certain limitations apply to the availability of the dividends received deduction for corporate holders, including limitations on the aggregate amount of the deduction that may be claimed and limitations based on the holding period of the shares on which the dividend is paid, which holding period may be reduced if the holder engages in risk reduction transactions with respect to its shares.

U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced maximum tax rate on dividends and the dividends received deduction.

Sale, Exchange or Other Taxable Disposition of Shares

Generally, the sale, exchange or other taxable disposition of shares will result in taxable gain or loss to a U.S. holder equal to the difference between (1) the amount of cash plus the fair market value of any other property received by such U.S. holder in the sale, exchange or other taxable disposition and (2) such U.S. holder’s adjusted tax basis in the shares. A U.S. holder’s adjusted tax basis in the shares will generally equal its cost for the shares, decreased (but not below zero) by the amount of any distributions treated as a tax-free return of capital as described above under “—Distributions on the Shares.”

Gain or loss recognized on the sale, exchange or other taxable disposition of shares will generally be capital gain or loss and will be long-term capital gain or loss if the shares are held for more than one year. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. holder. There are limitations on the deductibility of capital losses.

Investment by Tax-Exempt Investors and Regulated Investment Companies

A tax-exempt investor will not have unrelated business taxable income attributable to its ownership of shares or to its sale, exchange or other disposition of shares unless its ownership of shares is debt-financed. In general, shares would be debt-financed if the tax-exempt investor incurs debt to acquire shares or otherwise incurs or maintains a debt that would not have been incurred or maintained if those shares had not been acquired.

Distributions that constitute dividends with respect to the shares will result in income that is qualifying income for a regulated investment company or a mutual fund. Furthermore, any gain from the sale, exchange or other disposition of shares will constitute gain from the sale, exchange or other disposition of stock or securities and will also result in income that is qualifying income for a regulated investment company. Finally, the shares will constitute qualifying assets to regulated investment companies, which generally must own at least 50% in qualifying assets and not more than 25% in certain non-qualifying assets at the end of each quarter, provided such regulated investment companies do not violate certain percentage ownership limitations with respect to the shares.

Backup Withholding and Information Reporting

In general, distributions in respect of the shares, and the proceeds of a sale, exchange or other taxable disposition of the shares, paid to a U.S. holder are subject to information reporting and may be subject to U.S. federal backup withholding unless the U.S. holder (i) is an exempt recipient or (ii) provides the payor with a correct taxpayer identification number and certifies that it is not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to non-U.S. holders. The term “non-U.S. holder” means a beneficial owner of shares (other than a partnership) who is not a U.S. holder.

Distributions on the Shares

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base of the non-U.S. holder in the United States). A non-U.S. holder that is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Under applicable Treasury Regulations, a non-U.S. holder (including, in the case of certain non-U.S. holders that are entities, the owner or owners of these entities) will be required to satisfy certain certification requirements as set forth on IRS Form W-8BEN or W-8BEN-E (or other applicable form) in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Dividends that are effectively connected with a trade or business carried on by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base of the non-U.S. holder in the United States) generally are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. A non-U.S. holder must satisfy certain certification requirements, including, if applicable, the furnishing of an IRS Form W-8ECI (or other applicable form), for its effectively connected dividends to be exempt from the withholding tax described above. Dividends that are effectively connected with a corporate non-U.S. holder’s conduct of a trade or business in the United States may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

To the extent distributions paid on our shares exceed our current and accumulated earnings and profits, such distributions will constitute a return of capital and will reduce the adjusted tax basis in such shares, but not below zero. The amounts of any such distribution in excess of such adjusted tax basis will be treated as gain from the sale of shares and will have the tax consequences described under “—Sale, Exchange or Other Taxable Disposition of Shares” below.

Sale, Exchange or Other Taxable Disposition of Shares

Subject to the discussion below under “—Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on a sale, exchange or other taxable disposition of shares, unless:

•	the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year of that disposition and certain other conditions are met;

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

•	our shares constitute a “United States real property interest” by reason of our being a “United States real property holding corporation” (“USRPHC”) and the “regularly traded” exception (discussed below) does not apply to such non-U.S. holder; or

•	the non-U.S. holder does not qualify for an exemption from backup withholding, as discussed in “—Information Reporting and Backup Withholding” below.

An individual non-U.S. holder described in the first bullet point above will be taxed on his or her gains from the sale, exchange or other taxable disposition of shares at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of such non-U.S. holder provided that such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. holders that recognize gain from the sale, exchange or other taxable disposition of shares described in the second bullet point above will be subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States, and in the case of corporate non-U.S. holders, the branch profits tax discussed above also may apply.

If a non-U.S. holder is subject to U.S. federal income tax because of our status as a USRPHC and the regularly traded exception (discussed below) does not apply to such non-U.S. holder, then, in the case of any disposition of shares by the non-U.S. holder, any gain realized on the disposition will generally be subject to U.S. federal income tax in the manner described above with respect to effectively connected gain and the purchaser may be required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. Non-U.S. holders subject to U.S. federal income tax will also be subject to certain U.S. filing and reporting requirements. We believe that we are a USRPHC. Nevertheless, such income tax and such withholding will not apply unless such non-U.S. holder’s shares (including shares that are attributed to such holder under applicable attribution rules) represent more than 5% of the total fair market value of all of the shares at any time during the five-year period ending on the date of disposition of such shares by the non-U.S. holder (or, if shorter, the non-U.S. holder’s holding period for the shares), assuming that the shares are “regularly traded” on an established securities market within the meaning of applicable Treasury Regulations, which provide that a class of interests that is traded on an established securities market located in the United States is considered to be regularly traded for any calendar quarter during which it is regularly quoted by brokers or dealers making a market in these interests. We expect to satisfy this regularly traded exception, but this cannot be assured. Prospective investors should consult their own tax advisors regarding the application of the regularly traded exception.

Information Reporting and Backup Withholding

In general, backup withholding will apply to dividends in respect of the shares paid to a non-U.S. holder unless such non-U.S. holder has provided the required certification that it is not a United States person and the payor does not have actual knowledge (or reason to know) that the non-U.S. holder is a United States person or such non-U.S. holder otherwise establishes an exemption from backup withholding. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) or otherwise establishes an exemption from backup withholding. Generally, information regarding the amount of distributions paid, the name and address of the recipient and the amount, if any, of tax withheld will be reported to the IRS and to the recipient even if no tax was required to be withheld. Copies of these information reports may also be made available under the provisions of an applicable treaty or other agreement to the tax authorities of the country in which the non-U.S. holder is a resident for purposes of such treaty or agreement.

In general, backup withholding and information reporting will apply to the payment of proceeds from the disposition of shares by a non-U.S. holder through a U.S. office of a broker unless such non-U.S. holder has provided the required certification that it is not a United States person and the payor does not have actual knowledge (or reason to know) that the holder is a United States person, or such non-U.S. holder otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of proceeds from the disposition of shares by a non-U.S. holder through the non-U.S. office of a broker, except that, in the case of a broker that is a United States person or has certain specified relationships or connections with the United States, information reporting will apply unless the broker has documentary evidence in its files that the holder is not a United States person and the broker does not have actual knowledge (or reason to know) that the holder is a United States person and certain other conditions are satisfied, or the holder otherwise establishes an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the non-U.S. holder is a United States person.

Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Medicare Tax

Certain holders who are individuals, estates or trusts are required to pay a 3.8% unearned income Medicare contribution tax on, among other things, dividends on and capital gains from the sale or other disposition of shares. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% withholding tax on certain payments on our shares and on the gross proceeds from a disposition of our shares in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country or future Treasury Regulations may modify these requirements.

Payments subject to withholding tax under this law generally include dividends paid on our shares and gross proceeds from sales or other dispositions occurring after December 31, 2016 of such shares. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of this law.

LEGAL MATTERS

The validity of the shares and the material tax considerations regarding the shares will be passed upon for us by our counsel, Baker Botts L.L.P., Houston, Texas. If the shares are being distributed in an underwritten offering, certain legal matters related to the offering of the shares will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

LinnCo, LLC

The balance sheets of LinnCo, LLC as of December 31, 2014 and 2013, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014, and for the period from April 30, 2012 (inception) to December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Linn Energy, LLC

The consolidated financial statements of Linn Energy, LLC as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the assets acquired from Devon Energy Corporation for each of the years in the three-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain estimates of LINN Energy, LLC’s proved oil and natural gas reserves incorporated by reference herein were based in part upon an engineering report prepared by DeGolyer and MacNaughton, independent petroleum engineers. These estimates are incorporated by reference herein in reliance on the authority of such firm as an expert in such matters.